Contacts:
Community Central Bank Corp. – Ray Colonius - P:586 783-4500
Marcotte Financial Relations – Mike Marcotte - P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES Q1 EARNINGS                                                                                                For Immediate Release

MOUNT CLEMENS, Mich., May 1, 2008 -- Community Central Bank Corporation (NasdaqGM:CCBD), the holding company for Community Central Bank, today reported earnings for the quarter ended March 31, 2008. Net income for the first quarter of 2008 was $240,000, or $0.06 per diluted share compared to $658,000, or $0.16 per diluted share for the first quarter ended 2007.

David A. Widlak, President and CEO commented, “As we entered 2008, Michigan’s economy continued to struggle. We have seen further declines in real estate values in the first quarter of 2008. In light of current market conditions, we increased our loan loss provision to maintain a prudent level of reserves until we see signs of improvement. At March 31, 2008, we remained “Well Capitalized,” the highest ranking of regulatory capital. We continue to focus on strategies to increase our market share of core deposits as well as Wealth and Trust services and look forward to the opening of our Grosse Pointe Woods branch in May 2008 to supplement these efforts. Assets under management of our Trust and Wealth Management divisions continue to grow and totaled $153.4 million at the end of March 2008.”

Net interest income, before provision for loan losses, for the first quarter of 2008 was $2.7 million, compared to $2.9 million for the first quarter of 2007. Significantly affecting net interest income was the reversal and non-recognition of interest income on nonaccrual loans. This accounted for more than half of the decline in net interest income for the quarterly comparison.  Net interest margin fell from 2.59% for the three months ended March 31, 2007 to 2.18% for the three months ended March 31, 2008.  Additionally, net interest margin was negatively affected by the significant decreases in overnight federal funds interest rates and the corresponding drop in the prime interest rate.  The Federal Reserve’s rate cuts negatively affected the net interest margin in the near term, as the Corporation’s Asset/Liability position is somewhat asset sensitive in a three month or less time frame.  The historically large series of Federal Reserve interest rate cuts have outpaced the Corporation’s ability to reduce our funding costs as rapidly, as a significant portion of the funding base is comprised of time deposits.  Once short term rates stabilize, the Corporation expects to see improvement in the net interest margin as approximately $120 million in time deposits will reprice in the next nine months. The interest rate risk position of the Corporation remains slightly liability sensitive over a 12-month horizon.  The price competition for deposits has also exacerbated margin pressures.

We recorded a $2.1 million provision for loan losses in the first quarter of 2008, based upon management’s review of the risks inherent in the loan portfolio and the level of our allowance for loan losses. In addition, net charge-offs for the first quarter of 2008 totaled $1.6 million, or 1.70% of total average loans on an annualized basis.  A substantial portion of the loan charge-offs related to builder developer loans for which specific reserves had been established in prior quarter periods.  Total nonperforming assets as

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Community Central Bank Corp.
Q1-2008 Results

a percentage of total assets was 4.28% at March 31, 2008, compared to 3.56% at December 31, 2007.  The allowance for loan losses at March 31, 2008 was $6.9 million, or 1.75% of total loans and 32.6% of nonperforming loans, versus $6.4 million, or 1.64% and 36.2% at December 31, 2007, respectively.

Noninterest income was $3.2 million for the first quarter of 2008, increasing $1.8 million, or 126%, from the first quarter of 2007. The increase was primarily related to a net increase in the fair market value of assets and liabilities as measured under Statement of Financial Accounting Standards (SFAS 159). The increase was largely attributable to the fair value of the subordinated debenture connected with the February 2007 Trust Preferred Issuance. The net change in fair value associated with this instrument and the corresponding interest rate swap totaled $2.1 million in unrealized gains for the first quarter, as recorded in other income. The dramatic widening of market credit spreads for trust preferred securities experienced in the first quarter of 2008 increased the relative fair value of this financial liability dramatically. The Corporation hedges against changes in interest rates with an interest rate swap, which is also accounted for under SFAS 159. The hedge does not cover changes in credit spreads, which typically occur over much longer periods of time than we are currently experiencing.  Changes in credit spreads are not easily predictable and may cause adverse changes in the fair value of this instrument and a possible loss of income in the future. Fiduciary income was $108,000 for the first quarter of 2008, increasing $21,000 or 24.1%, from the first quarter of 2007 as a result of growth in assets under management from an expanding customer base. Deposit service charge income of $132,000, increased $44,000, or 50.0%, from 2007 primarily from increased service charge fees and a broadened branch base. Mortgage banking income comprised primarily of gains on the sale of residential mortgages was $450,000 for the first quarter of 2008. The decrease of $304,000, or 40.3%, from 2007 and was reflective of the decline in home sales experienced in the Midwest region. Net realized gains from the sale of securities was $61,000 for the first quarter of 2008 and was attributable to restructuring activities in the available for sale security portfolio.

Noninterest expense was $3.6 million for the first quarter of 2008, increasing $97,000 or 2.8% from the first quarter of 2007. Decreases in salaries and benefits of $311,000 or 14.5% from staffing reductions were offset by an increase in other expense of $399,000. These other expenses included valuation costs incurred on foreclosed property and legal expense on loan workouts.

At March 31, 2008, the Corporation’s total assets were $546.7 million, an increase of $26.4 million from December 31, 2007. Total loans of $391.3 million increased slightly,

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Community Central Bank Corp.
Q1-2008 Results

up $1.4 million, or 0.4%, from December 31, 2007. Increases in commercial loan growth were partially offset by decreases in all other loan categories. Total deposits of $347.8 million increased $19.2 million, or 5.8%, for the first quarter of 2008. Increases for the quarter were primarily comprised of noninterest bearing demand deposits of $5.3 million and brokered time deposits of $14.1 million. Total stockholders’ equity of $33.8 million increased $583,000 from December 31, 2007 and was partially attributable to increases in accumulated other comprehensive income as a result of changes in the market value of available for sale securities.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates three full service facilities, in Mount Clemens, Rochester Hills, and Grosse Pointe Farms, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area and Northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; changes in the national and local economy; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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Community Central Bank Corporation (NasdaqGM:CCBD)
Summary of Selected Financial Data

	Three months ended
	March 31,
	Unaudited	Unaudited
	2008	2007
	(In thousands)
OPERATIONS
Interest income
Loans	$6,491	$6,852
Taxable securities	826	667
Tax-exempt securities	229	334
Federal funds sold	255	255

Total interest income	7,801	8,108

Interest expense
Deposits	3,381	3,720
Rep Agreements and Fed Funds	230	160
FHLB Advances	1,226	921
ESOP loan interest	---	2
Subordinated debentures	291	394

Total interest expense	5,128	5,197

Net Interest Income	2,673	2,911

Provision for loan losses	2,100	50

Net Interest Income after Provision	573	2,861

Noninterest income
Fiduciary income	108	87
Deposit service charges	132	88
Net realized security gains	61	---
Mortgage banking income	450	754
Other income	2,449	489

Total noninterest income	3,200	1,418

Noninterest expense
Salaries, benefits and payroll taxes	1,832	2,143
Occupancy expense	461	452
Other operating expense	1,264	865

Total noninterest expense	3,557	3,460

Income before taxes	216	819

Provision for income taxes	(24)	161

Net Income	$240	$658

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Community Central Bank Corporation (NasdaqGM:CCBD)
Summary of Selected Financial Data - continued

	Three months ended
	March 31,
	2008	2007
PER SHARE DATA
Basic earnings per share	$0.06	$0.17
Diluted earnings per share	$0.06	$0.16
Book value per share	$9.06	$9.18
Basic average shares outstanding (000’s)	3,726	3,982
Diluted average shares outstanding (000’s)	3,730	4,043
Actual shares outstanding (000’s)	3,732	3,929

Net interest margin (fully tax-equivalent)	2.18%	2.59%

Condensed Balance Sheet

	Unaudited	Audited
	March 31,	December 31,
	2008	2007
		(In thousands)
Assets
Cash and equivalents	$25,030	$9,183
Investments	101,244	93,428
Residential mortgage loans held for sale	3,884	4,848
Loans	391,286	389,912
Allowance for loan losses	(6,855)	(6,403)
Other assets	32,146	29,337

Total Assets	$546,735	$520,305

Liabilities and Stockholders’ Equity
Deposits	$347,826	$328,635
Repurchase agreements	29,906	32,659
Federal Home Loan Bank Advances	114,515	104,495
Other liabilities	4,507	3,691
Subordinated debentures	16,170	17,597
Stockholders’ equity	33,811	33,228

Total Liabilities and Stockholders’ Equity	$546,735	$520,305

Condensed balance sheet data contains adjustments for fair value option SFAS 159

OTHER DATA

Allowance for loan losses to total loans	1.75%	1.64%
Allowance for loan losses to nonperforming loans	32.59%	36.21%
Nonperforming loans to total loans	5.37%	4.54%
Nonperforming assets to total assets	4.28%	3.56%
Stockholders’ equity to total assets	6.18%	6.39%
Tier 1 Leverage Ratio	7.91%	8.37%

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